UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SUNSHINE HEART, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO OUR STOCKHOLDERS

April 13, 2016

To our Stockholders:

We cordially invite you to attend our 2016 annual meeting of stockholders, which will be held on Thursday, May 26, 2016, at 3:30 p.m. U.S. Central Daylight Time, at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota.  The business to be conducted at the annual meeting is set forth in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of Sunshine Heart.

Sincerely,

John L. Erb

Chairman of the Board, Chief Executive Officer and President

Corporate Headquarters

12988 Valley View Road

Eden Prairie, Minnesota 55344

(952) 345-4200

SUNSHINE HEART, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Our 2016 annual meeting of stockholders will be held on Thursday, May 26, 2016, at 3:30 p.m. U.S. Central Daylight Time, at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota to conduct the following items of business:

•                  To elect two Class III directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

•                  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

•                  To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on March 30, 2016, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.  For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important.  Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation.  If you attend the meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors,

Claudia Drayton
Secretary

Eden Prairie, Minnesota
April 13, 2016

SUNSHINE HEART, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2016

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Sunshine Heart, Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2016 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2016 annual meeting will be held on Thursday, May 26, 2016, at 3:30 p.m. U.S. Central Daylight Time, at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 14, 2016.

What is the purpose of the annual meeting?

At our annual meeting, you will be voting on:

•                  The election of two Class III directors named in this proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

•                  The ratification of the selection of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2016.

•                  Such other business as may properly come before the annual meeting or any adjournment thereof.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement and FOR the ratification of Ernst & Young’s selection. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Ernst & Young will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 30, 2016, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. As of March 30, 2016, we had 18,368,849 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record.    If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the annual meeting and vote my shares in person?

All of our stockholders are invited to attend the annual meeting in person.  You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting.  If you are a beneficial owner, you also may be asked to present proof of ownership to be admitted to the meeting.  A brokerage or holding statement or letter from your broker, bank or other nominee are examples of proof of ownership.

Stockholders of Record.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting.

Can I vote my shares without attending the annual meeting?

Stockholders of Record.    You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.  If the postage-paid envelope is missing, please mail your completed proxy card to Sunshine Heart, Inc., c/o Claudia Drayton, Secretary, 12988 Valley View Road, Eden Prairie, Minnesota 55344.

If you are a stockholder of record, you may also vote by internet.  To vote by internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted.  The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners.  If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee.  You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares.  You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet before 12:00 a.m. U.S. Central Daylight Time on May 26, 2016; or by voting in person at the annual meeting.  Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a broker, bank or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2016 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of March 30, 2016 must be present in person or by proxy at the meeting.  This is called a quorum.  Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1—Election of Directors.  The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class III directors.  This is called a plurality.  Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm for 2016.  The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2016. If you return your proxy card and select “Abstain,” it will have the same effect as a vote against the matter.  Broker non-votes will have no effect.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Other Matters.  If any other matter is properly submitted to the stockholders at the meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy.  The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of five directors serving three-year staggered terms.  The Board has re-nominated current Class III directors, John L. Erb and Gregory D. Waller, for new three-year terms.

The two Class III directors to be elected at the annual meeting will hold office until the 2019 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are two Class I directors, whose terms expire in 2017, and one Class II director, whose term expires in 2018.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class III director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Title	Age	Class — Term Ending
Paul R. Buckman	Director	60	Class I — 2017
John L. Erb	Chief Executive Officer; President; Chairman of the Board; Director	67	Class III — 2016
Jon W. Salveson	Director	51	Class II — 2018
Gregory D. Waller	Director	66	Class III — 2016
Warren S. Watson	Director	64	Class I — 2017

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board.  The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•                  Industry Experience.    We are an early-stage medical device company focused on developing, manufacturing and commercializing our C-Pulse® Heart Assist System for treatment of Class III and ambulatory Class IV heart failure.  Experience in the medical device industry is useful in understanding the process for obtaining regulatory approvals necessary to commercialize our system, including the challenges related to conducting clinical studies both within the United States and abroad, our research and development efforts and our primary competitors.

•                  Senior Leadership Experience.    Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•                  Financial and Accounting Expertise.    Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.

•                  Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

•                  Business Development and Mergers and Acquisitions Experience.  Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions.  Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Background and Qualifications

Paul R. Buckman has served as a director of the Company since February 2011.  Mr. Buckman has served as chief executive officer of Conventus Orthopaedics, a Minnesota-based company specializing in peri-articular bone fracture fixation, since September 2013.  Mr. Buckman was chief executive officer of Sentreheart, Inc., a medical technology company focused on closure of various anatomic structures, from February 2012 to September 2013.  Previously, Mr. Buckman served as chief executive officer of Pathway Medical Technologies, Inc., a medical device company focused on treatment of peripheral arterial disease, from September 2008 to February 2012; as chief executive officer of Devax, Inc., a developer and manufacturer of drug eluting stents, from December 2006 to September 2008; as president of the cardiology division of St. Jude Medical, Inc., a diversified medical products company, from August 2004 to December 2006; and as chairman of the board of directors and chief executive officer of ev3, LLC, a Minnesota-based medical device company focused on endovascular therapies that Mr. Buckman founded and developed into an $80 million business, from January 2001 to January 2004.  Mr. Buckman has worked in the medical device industry for over 30 years, including 10 years at Scimed Life Systems, Inc. and Boston Scientific Corporation, where he held several executive positions before becoming president of the cardiology division of Boston Scientific in January 2000.  Mr. Buckman also currently serves as a business advisory board member for Bio Star Ventures, and as a director for Conventus Orthopaedics, Ablative Solutions, Inc., Pathway Medical Technologies (where he also served as chairman of the board of directors from December 2006 to September 2008) and Caisson Interventional, LLC.  He previously served as a director of Velocimed, Inc., where he was a co-founder, EndiCor, Inc., Microvena, Inc., and Micro Therapeutics, Inc.

Mr. Buckman’s qualifications to serve on the Board include his extensive experience in the management of medical device companies, including his collective 13 years of experience in chief executive officer roles and four years of experience in divisional president roles.

John L. Erb currently serves as chief executive officer and president and has served as a director of the Company since September 2012 and as Chairman of the Board since October 2012. He is currently chief executive officer of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  Previously, Mr. Erb served as executive chairman of the board (during 2007) and as chief executive officer (from 2001 to 2006) of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure; as president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including most recently as vice president of worldwide operations, at Schneider, a division of Pfizer, Inc., from 1991 to 1997.  Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., a publicly traded company, from December 2001 to July 2010, and service as a director of CryoCath Technologies Inc., a publicly traded Canadian company, from October 2000 to December 2008.  Mr. Erb currently serves as a director of NuAx, as well as Osprey Medical, Inc. (listed on the Australian Securities Exchange; serves as chairman of the compensation committee and a member of the audit committee), and Vascular Solutions, Inc. (a Nasdaq listed company; serves as chairman of the compensation and nominating and corporate governance committees).  Mr. Erb received a B.A. degree in business administration, with a concentration in finance from California State University, Fullerton.

With over 36 years of experience in the medical device industry, including 18 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to the Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company.  In addition, his role on the boards of Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience.  Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.

Jon W. Salveson has served as a director of the Company since March 2013.  Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Jaffray Companies.  He also serves on the board of CryoLife, Inc. (NYSE: CRY), a leading medical device company focused on cardiac and vascular surgery.

Mr. Salveson joined Piper Jaffray in 1993 as an associate, was elected managing director in 1999, and was named group head of Piper Jaffray’s international healthcare investment banking group in 2001.  Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004, and has served in his present position as vice chairman, investment banking since July 2010.  Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine.

Mr. Salveson’s qualifications to serve on the Board include his 20-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

Gregory D. Waller has served as a director of the Company since August 2011.  Mr. Waller also serves on the board of Endologix Corporation, a publicly traded company (currently, chairman of the audit committee and a member of the nominating and governance committee), and until April 2015 was chief financial officer of Ulthera, Inc., a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014.  From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories.  Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex.  Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993.  Mr. Waller has an M.B.A. with a concentration in accounting from California State University, Fullerton.  His prior board service includes service as a director for the following companies: Alsius Corporation, a publicly traded company (chairman of the audit committee and a member of the compensation committee), from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc., a publicly traded company (chairman of the audit committee), from October 2009 to August 2010; Cardiogenesis Corporation, a publicly traded company (chairman of the audit committee), from April 2007 until its acquisition by CryoLife, in May 2011; Clarient, Inc., a publicly traded company which was acquired by General Electric Company in December 2010 (chairman of the audit committee and a member of the compensation and corporate governance committees), from December 2006 to December 2010; and SenoRx, a publicly traded company which was acquired by C.R. Bard, Inc. in July 2010 (chairman of the audit committee), from May 2006 to July 2010.

Mr. Waller’s qualifications to serve on the Board include his 44 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties and Ulthera, Inc., as well as his familiarity with public company board functions from his service on the boards of other public companies.

As described above, Mr. Waller served as chief financial officer of Universal Building Products from 2006 to 2011.  Universal Building Products filed a voluntary petition for bankruptcy on August 4, 2010.  Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K.

Warren S. Watson has served as a director of the Company since January 2013.  Mr. Watson is an executive with over 36 years of experience in the field of medical devices.  From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets.  From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices.  From 2004 to 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure.  From 2002 to 2009, Mr. Watson served as vice president of Cardiac Rhythm Management Research and Development, an organization leading over 1,800 professionals worldwide; he also served as chair of the Medtronic Corporate Research and Development Council during his tenure with that organization.  From 2002 to 2007, Mr. Watson served as vice president and general manager of the San Jose-based CardioRhythm cardiac ablation business.

Mr. Watson’s qualifications to serve on the Board include his executive leadership in the field of medical devices, his 36 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Mardil, Inc. (since 2013), Cardialen, Inc. (since 2012), NuAx (since 2011) and Closys (since 2014).

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of the Nasdaq Capital Market (“Nasdaq”). The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, the Board considered (i) that Mr. Watson, in his capacity as Chairman of the Nominating and Corporate Governance Committee, received $25,000 from the Company in fiscal 2015 as compensation for duties as such committee chairman in connection with the amendment and restatement, implementation and administration of the Company’s Code of Business Conduct and Ethics and (ii) that Mr. Salveson is an executive officer of Piper Jaffray Companies, the parent company of Piper Jaffray & Co., which served as joint book-running manager for the Company’s confidentially marketed public offering that closed on September 24, 2013. The Board determined that Mr. Watson continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria, because, among other things, such payment was made to him in his capacity as Chairman of the Nominating and Corporate Governance Committee for services related to such role and the dollar amounts at issue were immaterial. In prior years, the Board determined that Mr. Salveson was not an independent director, but in the first quarter of fiscal 2016, the Board reassessed Mr. Salveson’s independence and determined that he satisfies the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because, among other reasons, the fees paid to Piper Jaffray in connection with the confidentially marketed public offering were well below the threshold dollar amount for payments made to affiliated entities set forth in the objective independence tests and due to the amount of time that has passed since such fees were paid.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of our directors are independent directors under the applicable rules of Nasdaq, except for Mr. Erb, our current Chief Executive Officer and President, and David Rosa, our former Chief Executive Officer and President, who was a director of the Company prior to his departure on November 30, 2015.  In connection with the appointment of our Chairman of the Board, Mr. Erb, as our Chief Executive Officer and President, the Board appointed Paul R. Buckman to serve as our lead independent director.

Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules.  In connection with the appointment of Mr. Erb as our Chief Executive Officer and President, Mr. Waller replaced Mr. Erb on the Compensation Committee and Mr. Buckman replaced Mr. Erb on the Audit Committee.  In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders.  Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications.  The Board provides critical oversight in our strategic planning process, as well as other functions carried out through the Board committees as described below.

Board Leadership Structure

Mr. Erb, our Chief Executive Officer and President, serves as Chairman of the Board, and Mr. Buckman, a non-employee independent director, serves as Lead Independent Director. We have historically separated the positions of Chief Executive Officer and Chairman of the Board, allowing our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. In connection with the departure of David Rosa, our former Chief Executive Officer and President, Mr. Erb, Chairman of the Board, assumed the role of Chief Executive Officer and President while maintaining his role as Chairman of the Board. The Board now believes this structure provides efficiencies and permits a unified strategic vision and clear leadership for the Company in a critical time.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. The Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems the Company uses to identify, prioritize, source, manage and monitor our critical risks. To this end, the Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to the Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, the Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at Board meetings.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve, as well as the annual meeting of stockholders.  The Board met six times during 2015.  In 2015, each director attended 100% of the aggregate of all meetings of the Board and the committees of which he was a member.  All directors attended the 2015 annual meeting of stockholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees.  Each committee has regularly scheduled meetings and reports on its activities to the full Board.  Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board.  Each committee’s charter is posted on our website, www.sunshineheart.com, under the “Investors — Corporate Governance” tab.  The table below sets forth the current membership for the three Board committees and the number of meetings held for each in 2015.

Director	Audit	Compensation(1)	Nominating and Corporate Governance
Paul R. Buckman(1)	X	Chairman	X
John L. Erb(1)
Jon W. Salveson
Gregory D. Waller(1)	Chairman	X	X
Warren S. Watson	X		Chairman
Meetings	6	3	2

(1)         In connection with the appointment of Mr. Erb as our Chief Executive Officer and President, initially on an interim basis, in the fourth quarter of 2015, Mr. Waller replaced Mr. Erb on the Compensation Committee and Mr. Buckman replaced Mr. Erb on the Audit Committee.

Audit Committee

The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm.  To implement this purpose, the Committee is charged with the following responsibilities, among others:

•                  to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;

•                  to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;

•                  to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;

•                  to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and

•                  to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers.  To implement this purpose, the Committee is charged with the following responsibilities, among others:

•                  to recommend the compensation and other terms of employment of the Company’s Chief Executive Officer to the Board for approval and to evaluate the Chief Executive Officer’s performance in light of relevant individual and corporate performance goals and objectives;

•                  to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of the Company’s Chief Executive Officer;

•                  to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;

•                  to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and

•                  to evaluate risks associated with and potential consequences of the Company’s compensation policies and practices, as applicable to all employees of the Company.

The Committee may form and delegate authority to subcommittees as appropriate.  The responsibilities and activities of the Committee are described in greater detail in its charter.

Role of Compensation Consultant.  The Compensation Committee engaged Compensia (“Compensia”) in the fourth quarter of 2015 to perform a comprehensive review of the Company’s executive compensation programs in connection with making executive officer compensation determinations for fiscal 2016. In connection with such engagement, Compensia evaluated the Company’s executive officers’ base salaries, incentive compensation, and total compensation relative to the competitive market, reporting directly to the Committee.

The Compensation Committee concluded that the advice it received from individual compensation consultants in 2015 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees received from the Company by Compensia, as a percentage of the total revenue of Compensia; (iii) the policies and procedures of Compensia that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia with a member of the Committee; (v) any stock of the Company owned by Compensia; and (vi) any business or personal relationship of Compensia with an executive officer of the Company.

The Committee most recently engaged Grant Thornton LLP (“Grant Thornton”) to perform a comprehensive review of the Company’s non-employee director compensation programs relative to the competitive market in 2013. Grant Thornton also provided analysis of the Company’s non-executive employee compensation under a separate engagement reporting to management.

The Compensation Committee concluded that the advice it received from the individual compensation consultants in 2013 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by Grant Thornton; (ii) the amount of fees received from the Company by Grant Thornton, as a percentage of the total revenue of Grant Thornton; (iii) the policies and procedures of Grant Thornton that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Grant Thornton with a member of the Committee; (v) any stock of the Company owned by Grant Thornton; and (vi) any business or personal relationship of Grant Thornton with an executive officer of the Company.

2015 Compensation Determinations.  Similar to prior years, in 2015, the Compensation Committee received significant input from the Company’s Chief Executive Officer with respect to the amount and form of the Company’s executive officer and other employee compensation.  In making certain executive officer compensation determinations for 2015, the Committee continued to rely on the peer group data from Grant Thornton’s 2013 executive compensation review.  See “Named Executive Officer Compensation Tables — Summary Compensation Table for 2015” for further information.

As discussed under “—Director Compensation,” Grant Thornton assessed the non-employee director compensation program against a specified peer group and made significant changes to the program in 2013.  No changes were made to the policy for fiscal 2015.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of the Company’s corporate governance functions.  To implement this purpose, the Committee is charged with the following responsibilities, among others:

•                  to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;

•                  to monitor the size of the Board;

•                  to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;

•                  to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and

•                  to exercise general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. See “Proposal 1—Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal 1—Election of Directors—Director Background and Qualifications”. The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee reviews such director’s overall service to the Company during his term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence.  Generally, the Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.

If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2015, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws (“Bylaws”) and applicable law. See “Additional Matters—Requirements for Submission of Stockholder Proposals and Nominations for 2016 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2017 annual meeting.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on our website, www.sunshineheart.com, under the “Investors — Corporate Governance” tab.  These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees.  These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant.  The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning.  Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the Chief Executive Officer the plan for succession to the offices of our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.  This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer.  The Code addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality.  The Code is posted on our website, www.sunshineheart.com, under the “Investors — Corporate Governance” tab.  Any amendments to the Code, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors — Corporate Governance” tab.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation.  The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders, and attract new non-employee directors with outstanding qualifications.  Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

2015 Compensation Program

The Compensation Committee engaged Grant Thornton in 2013 to conduct an analysis of the Company’s non-employee director compensation.  Grant Thornton assessed the compensation program against a peer group consisting of 22 companies similar to the Company based on industry, market capitalization, revenue and assets.  The market data indicated that the Company’s average total compensation for 2012 was at the 25th percentile of the peer group; and while the annual retainers for non-employee directors were competitive, the lack of annual equity compensation was a competitive shortfall to the Company’s peer organizations.

In light of the market data and other factors deemed relevant by the Compensation Committee, the Committee determined to maintain the annual retainers at then-current levels, but to provide annual equity grants at competitive market levels, as opposed to discretionary grants from time to time.

For 2015, the Compensation Committee determined not to engage Grant Thornton to perform a comprehensive review with respect to the Company’s non-employee director compensation program and made no changes to the existing program in 2015.

The following table sets forth the compensation program for non-employee directors in 2015:

2015 ($)
Annual Cash Retainer:
Chairman of the Board(1)	105,000
Other Non-Employee Directors	55,000
Annual Equity Award ($ value):	35,000

(1)   Beginning on November 23, 2015 when he was appointed as our Chief Executive Officer and President, initially on an interim basis, Mr. Erb is no longer a non-employee director. Although Mr. Erb continues to serve as our Chairman of the Board, directors who are employees or officers of the Company do not receive any additional compensation for Board service. Accordingly, Mr. Erb received $93,917 in fiscal 2015 for the above annual cash retainer paid through November 23, 2015. See “Named Executive Officer Compensation Tables—Summary Compensation Table for 2015” for compensation paid to Mr. Erb for the entire 2015 fiscal year, including as Interim Chief Executive Officer and President for a portion of the fourth quarter of fiscal 2015.

Annual cash retainers are payable in equal quarterly installments, in arrears on the last day of each quarter in which the service occurs.

Annual equity awards are granted on the date of the annual meeting of stockholders.  One-third of the award is issued in the form of a stock option, and two-thirds of the award is issued in the form of restricted stock units (“RSUs”).  In each case, 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the underlying shares are vested on the one-year anniversary of the grant date.

The Company does not provide any perquisites to directors.

2015 Compensation Table

The table below sets forth the compensation of each non-employee director in 2015.

	Fees Earned or		Stock	Option	All Other
	Paid in Cash		Awards	Awards	Compensation		Total
Name	($)(1)		($)(2)	($)(3)	($)		($)
Geoffrey E. Brooke(4)	21,456	(4)	-	-	18,044	(4)	39,500
Paul R. Buckman	55,000		23,333	11,669	-		90,002
Jon W. Salveson	55,000		23,333	11,669	-		90,002
Gregory D. Waller	55,000		23,333	11,669	-		90,002
Warren S. Watson	55,000		23,333	11,669	25,000	(5)	115,002
Total	241,456		93,332	46,676	43,044		424,508

(1)   Reflects cash retainers.

(2)   Reflects RSUs granted on the date of the 2015 annual meeting under the 2013 Non-Employee Directors’ Equity Incentive Plan (the “2013 Directors’ Plan”). Upon vesting, the RSUs convert into shares of our common stock on a one-for-one basis.  The amounts reported represent the grant date fair value of the RSUs, which is based on the closing trading price of a share of our common stock on the grant date.  The closing trading price of a share of our common stock on May 21, 2015 was $4.29.

(3)   Reflects stock options granted on the date of the 2015 annual meeting under the 2013 Directors’ Plan.  The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 5 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. The grant date fair value of each stock option granted on May 21, 2015 was approximately $3.16.

(4)   Mr. Brooke’s term on the Board expired on May 21, 2015 at the Company’s 2015 annual meeting. In connection with the expiration of Mr. Brooke’s term, the Company entered into a consulting agreement with Mr. Brooke for business advisory services on an as-needed basis and serving as the Company’s local officer in Australia. Pursuant to such agreement, the Company agreed to pay Mr. Brooke (i) a fee of $2,000 per month and (ii) the full quarterly installment of his annual cash retainer as a Board member for the fiscal quarter ended June 30, 2015 (despite his term ending on May 21, 2015). The portion of the quarterly installment for the fiscal quarter ending June 30, 2015 applicable to the period during which Mr. Brooke was a Board member is included under “Fees Earned or Paid in Cash,” and the remainder, together with a aggregate of $12,000 paid to Mr. Brooke in fiscal 2015 in monthly fees under the consulting agreement, are included under “All Other Compensation.”

(5)   Represents compensation for additional services in connection with the amendment and restatement, the implementation and the administration of the Company’s Code of Business Conduct and Ethics.

In connection with the departure of David Rosa, our former Chief Executive Officer and President, in the fourth quarter of 2015, Mr. Erb, our Chairman of the Board, assumed the role of Chief Executive Officer and President, initially on an interim basis, while maintaining his role as Chairman. As a named executive officer of the Company, compensation paid to Mr. Erb for the entire 2015 fiscal year is fully reflected under “Named Executive Officer Compensation Tables—Summary Compensation Table for 2015,” and, as such, compensation to Mr. Erb, including as a non-employee director and our Chairman of the Board prior to November 23, 2015, is not reflected in the above table.

As of December 31, 2015, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested) and RSUs, respectively: Mr. Buckman, 20,475 and 13,012; Mr. Erb, 60,458 and 9,628; Mr. Salveson, 31,958 and 9,628; Mr. Waller, 20,588 and 13,175; Mr. Watson, 31,958 and 9,628.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, Sunshine Heart, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. If a stockholder does not wish to have our Secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board.  The executive officers of the Company are as follows:

Name	Age	Position
Claudia Drayton	48	Chief Financial Officer; Secretary
John L. Erb	67	Chief Executive Officer and President; Chairman of the Board
Eric Lovett	46	Vice President, Clinical Affairs
Molly Wade	37	Vice President, Worldwide Patient Recruitment and Marketing

See “Proposal 1 — Election of Directors — Director Background and Qualifications” for biographical and other information regarding Mr. Erb, the Company’s Chief Executive Officer and President.

Claudia Drayton has served as our Chief Financial Officer and Secretary since January 2015.  Prior to joining the Company, Ms. Drayton spent 15 years at Medtronic, Inc., a $17 billion global leader in the medical device industry. During her tenure at Medtronic, Ms. Drayton held multiple senior managerial finance positions, culminating with an assignment in Europe serving as chief financial officer of the peripheral vascular business (2010-2012) and most recently, as chief financial person and senior finance director of the integrated health solutions business (2012-2014). In these capacities, her responsibilities and experiences included profitability management, strategic planning, mergers and acquisitions, planning and forecasting, and implementation of financial best practices. Before joining Medtronic, Ms. Drayton was an audit and business advisory manager at Arthur Andersen for seven years.

Ms. Drayton holds an MBA from the University of Minnesota’s Carlson School of Management, a BS from the University of Mary Hardin-Baylor and is a Certified Public Accountant (inactive).

Eric Lovett is our Vice President, Clinical Affairs, a position he has held since January 2016. Prior to joining Sunshine Heart, Dr. Lovett was Vice President of Research and Innovation at CVRx, Inc. where he spent the last eight years. CVRx, Inc. is a privately held company working on implantable technology for the treatment of hypertension and heart failure. Prior to CVRx, Dr. Lovett worked for eight years at Guidant Corporation (later Boston Scientific, Inc.), leading research efforts on the development of cardiac rhythm management devices with emphasis on the treatment of heart failure.

Dr. Lovett holds a Ph.D. in Biomedical Engineering from Marquette University and completed a postdoctoral fellowship studying cardiovascular effects of the autonomic nervous system at Harvard’s T.H. Chan School of Public Health and the Institute for Prevention of Cardiovascular Disease at the Beth Israel Deaconess Medical Center in Boston.

Molly Wade is our Vice President of Worldwide Patient Recruitment and Marketing, a position she has held since August 2014.  Ms. Wade joined the Company in October 2013 as Senior Director of U.S. Patient Recruitment.  Prior to joining the Company, Ms. Wade spent six years at CVRx, a small privately held company, conducting clinical research in both hypertension and heart failure. She previously worked for Medtronic, C.R. Bard, and Eli Lilly in various sales capacities.

Ms. Wade holds a B.S. in Health Science/Marketing from the University of Minnesota, Twin Cities (School of Public Health/Carlson School of Management).

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2015

The following table sets forth certain information, for the years ended December 31, 2015 and December 31, 2014, regarding compensation of our current Chief Executive Officer, our former Chief Executive Officer, the two other most highly compensated executive officers who received remuneration exceeding $100,000 during 2015 and were serving as executive officers as of December 31, 2015 and one individual for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer as of December 31, 2015 (our “named executive officers”).

Name		Salary		Bonus	Stock Awards		Option Awards		Nonequity Incentive Plan Compensation	All Other Compensation		Total
Principal Position	Year	($)		($)	($)(1)		($)(2)		($)	($)		($)
John L. Erb(3)	2015	33,519	(4)	—	23,333	(5)	11,669	(6)	—	93,917	(7)	162,438
Chief Executive Officer & President; Chairman of the Board
David A. Rosa(8)	2015	369,475	(9)	—	—		—		—	528,997	(10)	898,472
Former Chief Executive Officer & President	2014	345,000		—	610,132		688,989		112,125	9,200	(11)	1,765,446
Claudia Drayton(12)	2015	240,961		—	—		365,805	(13)	48,192	6,675	(11)	661,633
Chief Financial Officer; Secretary
Debra Kridner(14)	2015	240,969		—	—		—		48,194	7,229	(11)	296,392
Former Executive Vice President, Regulatory Affairs and Quality Assurance	2014	231,701		—	98,010		110,677		40,547	6,034	(11)	486,969
Kimberly Oleson(15)	2015	114,142	(16)	—	—		—		—	359,455	(17)	473,597
Former Senior Vice President, Clinical Affairs	2014	155,987		—	32,670		451,662	(13)	23,115	—		663,434

(1)             Except as otherwise noted, amounts in the Stock Awards column relate to RSUs granted under the Company’s Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). Upon vesting, the RSUs convert into shares of our common stock on a one-for-one basis.  The amounts reported represent the grant date fair value of the RSUs (excluding the effect of estimated forfeitures), which is based on the closing trading price of a share of our common stock on the grant date.

(2)             Except as otherwise noted, amounts in the Option Awards column relate to stock options granted under the Company’s 2011 Equity Incentive Plan.  The amounts reported reflect the grant date fair value of the stock options.  Valuation assumptions used in determining the grant date fair value are included in Note 5 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(3)             Prior to his appointment as Chief Executive Officer and President on November 23, 2015, initially on an interim basis, Mr. Erb was a non-employee director and our Chairman of the Board.  As a named executive officer of the Company, compensation paid to Mr. Erb for the entire 2015 fiscal year is fully reflected in this table.  Since Mr. Erb did not serve as an executive officer during any part of fiscal 2014, his compensation for fiscal 2014 is not included in this table.

(4)             Reflects the amount paid to Mr. Erb as a cash retainer for his service as Interim Chief Executive Officer and President in fiscal 2015, which commenced on November 23, 2015.  During his service as Interim Chief Executive Officer and President, Mr. Erb received a monthly retainer of $26,250.

(5)             Reflects RSUs granted under the 2013 Directors’ Plan on the date of the 2015 annual meeting as Mr. Erb was a non-employee director on such date. Upon vesting, the RSUs convert into shares of our common stock on a one-for-one basis.  The amounts reported represent the grant date fair value of the RSUs, which is based on the closing trading price of a share of our common stock on the grant date.  The closing trading price of a share of our common stock on May 21, 2015 was $4.29.

(6)             Reflects stock options granted under the 2013 Directors’ Plan on the date of the 2015 annual meeting as Mr. Erb was a non-employee director on such date. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value for are included in Note 5 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. The grant date fair value of each stock option granted on May 21, 2015 was approximately $3.16.

(7)             Reflects the amount paid to Mr. Erb in fiscal 2015 as a cash retainer for his service as a non-employee director and our Chairman of the Board pursuant to our non-employee director compensation program as described under “Director Compensation—2015 Compensation Program” prior to his appointment as Chief Executive Officer and President on November 23, 2015, initially on an interim basis.

(8)             Amounts reported for 2015 reflect that Mr. Rosa’s employment with the Company terminated on November 30, 2015.

(9)             Includes a cash payment of $42,156 for accrued vacation.

(10)        Reflects the following amounts paid or accrued to Mr. Rosa in connection with his separation from the Company: (i) a one-time, lump sum of $357,075, which is equal to his annual base salary, (ii) a lump sum payment of $142,830, which is his assumed full-year earned bonus for 2015, (iii) $19,852 for continued COBRA coverage and (iv) $1,440 for cell phone bill payments through August 2016.  Also reflects $7,800 in employer match contributions made on Mr. Rosa’s behalf to the Company’s 401(k) Plan.

(11)        Reflects the amount of employer match contributions made on the individual’s behalf to the Company’s 401(k) Plan.

(12)        Amounts reported reflect that Ms. Drayton commenced employment with the Company effective January 5, 2015.

(13)        Reflects stock options granted under the Company’s New-Hire Equity Incentive Plan (the “New-Hire Plan”) in connection with such officer’s hiring.  The amounts reported reflect the grant date fair value of the stock options.  Valuation assumptions used in determining the grant date fair value for are included in Note 5 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(14)        Ms. Kridner’s employment with the Company terminated on January 6, 2016.

(15)        Amounts reported for 2014 reflect that Ms. Oleson commenced employment with the Company effective April 28, 2014, and amounts reported for 2015 reflect that Ms. Oleson’s employment with the Company terminated on June 19, 2015.

(16)        Includes a cash payment of $3,158 for accrued vacation.

(17)        Reflects the following amounts paid to Ms. Oleson in connection with her separation from the Company: (i) a one-time, lump sum amount of $350,000 and (ii) $5,936 for continued COBRA coverage.  Also reflects $3,519 paid in employer match contributions made on Ms. Oleson’s behalf to the Company’s 401(k) Plan.

Narrative Discussion of Summary Compensation Table for 2015

Employment Agreements and Other Arrangements.  Prior to the departure of our former Chief Executive Officer and President, Mr. Rosa, we were party to a written employment agreement with Mr. Rosa. Pursuant to a separation and release agreement with Mr. Rosa dated November 30, 2015, we agreed (1) to pay Mr. Rosa a lump sum equal to $357,075, which is Mr. Rosa’s annual base salary, (2) to pay Mr. Rosa a lump sum payment of $142,830, which is his assumed full-year target bonus for 2015, (3) to extend the vesting and exercise periods of all outstanding equity awards held by Mr. Rosa so that such equity awards (a) will continue to vest as if Mr. Rosa was employed by the Company for a period of 12 months following the date of his departure and (b) will remain exercisable until the final termination date of such equity awards under the applicable award agreement, (4) to use commercially reasonable efforts to cause Mr. Rosa to be included as a beneficiary under any insurance policy pursuant to which Mr. Rosa was covered as an officer prior to his separation from the Company, (5) to pay 100% of the cost of premiums for continued health insurance coverage under federal COBRA law during the twelve-month period following Mr. Rosa’s separation from the Company, provided Mr. Rosa timely elects such coverage and (6) to reimburse Mr. Rosa for reasonable expenses incurred in connection with services performed. The benefits provided under such agreement are substantially consistent with the benefits that Mr. Rosa would have been entitled to receive under his employment agreement had he been terminated without cause.

In a separation and release agreement dated June 19, 2015 with Kimberly A. Oleson, our former Senior Vice President of Clinical Affairs, we agreed, among other things, to pay Ms. Oleson a one-time, lump sum amount of $350,000, as well as $5,936.40 for Ms. Oleson’s COBRA continuation coverage.

Each of the named executive officers has a change in control agreement that entitles him or her to payments from the Company upon the happening of specified termination events.  See “— Potential Payments Upon Termination or Change in Control”.

Base Salaries.  The initial annual base salaries of the Company’s executive officers are negotiated in connection with their hiring.  The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews.  Base salary increases are typically between 3-5% and represent a combination of a cost of living / inflation adjustment and a merit raise.

Consistent with prior years, in determining base salaries for 2015, the Compensation Committee received significant input from the Company’s Chief Executive Officer.  Mr. Rosa recommended base salaries for the Company’s executive officers for 2015, based on his evaluation of three primary factors: salaries of persons occupying similar positions at other small medical device companies; the Company’s overall performance for the prior year; and the individuals’ contributions to the Company’s results for the prior year.

Mr. Rosa’s evaluation of salaries for persons occupying similar positions at other small public medical device companies was based on his general industry knowledge and consultation of proxy statements filed by U.S. publicly traded companies with the SEC. Mr. Rosa used this market information to help determine whether the salaries for our other named executive officers were, in his opinion, significantly above or below the salaries of persons occupying similar positions at the companies consulted, and to confirm that any variations to what he considered to be a “market” salary were, in his opinion, justified. Mr. Rosa did not target compensation at a specified point relative to the market information he gathered, nor did he use studies or compilations of information prepared by third parties to evaluate salaries paid by the Company’s competitors. Mr. Rosa’s evaluation of the Company’s performance was a subjective evaluation of our progress toward meeting our business plan.

Equity Compensation.  The Compensation Committee engaged Grant Thornton in 2013 to conduct a comprehensive review of the Company’s executive compensation program.  Grant Thornton assessed our compensation program against a peer group consisting of 21 companies similar to the Company based on industry, market capitalization, revenue and assets.  Grant Thornton’s comparison of the Company’s target total compensation with peer group target pay levels indicated that our salaries were competitive to the median of the peer group; that target total cash compensation was, on average, 14% below the median of the peer group; and that target total compensation was, on average, 2% below the median of the peer group.  Grant Thornton’s comparison of the Company’s current total compensation with peer group pay levels indicated that while current total compensation was, on average, 10% above the median of the peer group, this finding was misleading, given that executive equity holdings were below market.  Based on the foregoing, Grant Thornton made several recommendations with respect to the Company’s executive compensation program, including that the Company utilize RSU awards; that the Company grant equity awards at or above historic levels to ensure each executive officer moves to a competitive ownership position for a start-up, high-growth firm; and that the Company adopt a new-hire program to facilitate recruitment of executive talent.

In light of the foregoing and other factors deemed relevant by the Compensation Committee, in 2013 the Committee recommended, and the Board approved, the New-Hire Plan.  The Company also began utilizing RSU awards.  As discussed under “Committees of the Board—Compensation Committee—Role of the Compensation Consultant” above, the Compensation Committee engaged Compensia in the fourth quarter of 2015 to review the Company’s executive compensation programs for fiscal 2016.

Nonequity Incentive Plan Compensation.  Nonequity incentive plan compensation is based on the achievement of corporate performance goals, and then subject to adjustment following an evaluation of departmental and individual performance.  In 2014 and 2015, each of the Company’s executive officers had a target bonus, set forth as a percentage of annual base salary and typically negotiated in connection with the hiring process.  The earned bonus was based on the achievement of corporate performance objectives defined and weighted by the Compensation Committee, in consultation with our Chief Executive Officer, and primarily related to the Company’s clinical studies, financing activities and research and development initiatives.  The Committee assessed the Company’s achievement of those objectives at year end, and calculated a total weighted average performance to objectives of 65% and 80% for 2014 and 2015, respectively. The amounts of the earned bonuses for the named executive officers varied in 2014, based on Mr. Rosa’s evaluation of departmental and individual performance.

The following table sets forth target and earned non-equity incentive plan compensation for 2014 and 2015.

	2014			2015
	Target		Earned (as adjusted)	Target		Earned
Name	% of Base Salary	$	$	% of Base Salary	$	$
John L. Erb(1)	—	—	—	—	—	—
David A. Rosa	50	172,500	112,125	50	178,538	142,830	(2)
Claudia Drayton	—	—	—	25	60,240	48,192
Debra Kridner	25	57,925	40,547	25	60,242	48,194
Kimberly Oleson(3)	25	38,997	23,115	25	58,650	—

(1)         Mr. Erb was a non-employee director in fiscal 2014 and for a portion of fiscal 2015. He was not entitled to non-equity incentive plan compensation as our Interim Chief Executive Officer and President during the remainder of fiscal 2015.

(2)         Payment of the bonus was negotiated in connection with Mr. Rosa’s separation from the Company and was based on his assumed full-year target bonus for fiscal 2015.

(3)         The 2014 amount is pro-rated based on Ms. Oleson’s date of hire, which was April 28, 2014.  Ms. Oleson did not earn any non-equity incentive plan compensation in 2015 as her employment with the Company terminated on June 19, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2015.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
John L. Erb	43,875	10,125	8.27		09/11/2022
	2,766	—	5.57		05/28/2024
	2,154	1,538	4.29		05/20/2025
						2,268	3,061.80
David A. Rosa(4)	50,000	—	8.90	(5)	11/29/2020
	154,450	—	6.23	(5)	08/17/2021
	29,210	—	11.39	(5)	05/18/2021
	43,000	—	7.30	(5)	11/01/2021
	267,479	79,521	6.46		11/11/2022
	61,630	123,259	4.95		08/01/2024
Claudia Drayton		110,000	4.48		01/05/2025
Debra Kridner	43,810	—	6.23	(5)	08/17/2021
	5,000	—	7.30	(5)	11/01/2021
	34,688	10,312	6.46		11/11/2022
	9,900	19,800	4.95		08/01/2024
Kimberly Oleson(6)	—	—	—		—

(1)   Consists of stock options granted under (i) in the case of Mr. Erb, the 2013 Directors’ Plan, and (ii) the Amended and Restated 2002 Stock Plan (the “2002 Stock Plan”), the 2011 Equity Incentive Plan and (iii) in the case of Ms. Drayton, the New-Hire Plan.  Except as otherwise noted, the underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.  In the case of Mr. Erb, 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the shares are vested on the one-year anniversary of the grant date.

(2)   Consists of RSUs granted under the 2013 Directors Plan to Mr. Erb.  The RSUs vest in 12 equal consecutive monthly increments, commencing on the one-month anniversary of the grant date, so that all of the underlying shares will be vested on the one-year anniversary of the grant date.

(3)   Based on the closing price of our common stock on Nasdaq on December 31, 2015, which was $1.35.

(4)   Mr. Rosa’s employment with us terminated on November 30, 2015.  The terms of his Separation and Release Agreement, dated November 30, 2015, allow for continued vesting of all outstanding stock options in accordance with the original award agreements for a period of one year from the termination date, and all vested options shall remain exercisable until the termination date of such original award agreements.

(5)   Reflects the redenomination of the exercise price from Australian Dollars to U.S. Dollars, using the conversion rate in effect on the date of redenomination, which was AU$1.00 to $0.88982.

(6)   Ms. Oleson’s employment with us terminated on June 19, 2015. Her unvested options and RSUs were immediately canceled and forfeited upon termination. Her vested options under the 2011 Equity Incentive Plan and New-Hire Plan remained exercisable for three months following termination. As such, all of her options and RSUs had terminated or expired prior to December 31, 2015.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2002 Stock Plan, the 2011 Equity Incentive Plan and the New-Hire Plan.  A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

Amended and Restated 2002 Stock Plan

Stock Options.  The 2002 Stock Plan provides that the applicable award agreement will set forth the terms and conditions upon which an option will remain exercisable, if at all, following the participant’s termination of continuous service, provided that the Board or the Compensation Committee may waive or modify such provisions at any time.  At a minimum, and in the event the award agreement does not specify the terms and conditions upon which an option will terminate upon termination of a participant’s continuous service:

•                 if a participant’s continuous service terminates other than for cause or upon the participant’s disability or death, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) for 30 days following the termination;

•                 if a participant’s continuous service terminates upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) for six months following the termination;

•                 if a participant’s continuous service terminates upon the participant’s death, and in the event of the participant’s death within 30 days following the participant’s termination, the option may be exercised (to the extent the option was vested as of the date of death or the date of termination, if earlier) by the participant’s estate at any time within 12 months following the date of death;

provided that in no event may an option be exercised after its expiration.  Unless the award agreement provides otherwise, to the extent the shares underlying the participant’s option are not vested at the date of termination, or if the participant does not exercise the option within the time specified in the award agreement (or above), the option will terminate.

The award agreements generally permit the participant to exercise his or her option (to the extent vested) within 12 months from the termination date, in the event of termination due to disability; within 12 months from the date of death, in the event of termination upon the participant’s death and in the event the participant dies within 30 days following his or her termination; and within the “Termination Period” set forth in the Notice of Stock Option Grant, in the event of all other terminations.

Second Amended and Restated 2011 Equity Incentive Plan

Under the 2011 Equity Incentive Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options.  Generally, if a participant’s continuous service terminates:

•                 other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

•                 upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

•                 as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than cause, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

•                 for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

In addition, if the participant is a member of senior management, and if a change in control occurs and as of, or within six months after, the effective time of the change in control, the participant’s continuous service terminates due to (i) an involuntary termination, which is not for cause or due to death or disability, or (ii) a resignation for good reason, 25% of the unvested portion of the option as of the date of termination will vest and become exercisable immediately upon such termination.

RSUs.  Upon termination of a participant’s continuous service for any reason, any unvested RSUs will be immediately canceled and forfeited, provided that the Compensation Committee may accelerate the vesting of all or a portion of the award in connection with such termination.

New-Hire Equity Incentive Plan

Under the New-Hire Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options.  Generally, if a participant’s continuous service terminates:

•                 for any reason other than the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

•                 upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

•                 as a result of the participant’s death, or if the participant dies within the period (if any) specified in the award agreement during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 12 months following the date of death or (ii) the expiration of the term of the option.  If the option is not exercised within such period, it will terminate.

Change in Control Agreements

The Company has entered into change in control agreements with the named executive officers who are currently executive officers of the Company, other than Mr. Erb, that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

The Company is also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

The Company is not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates the

Company provides any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Employment Agreement — Mr. Erb

On March 1, 2016, we entered into an executive employment agreement with Mr. Erb regarding his employment as our Chief Executive Officer and President.

The agreement has an initial term (the “Initial Term”) of twelve (12) months beginning on March 1, 2016 and automatically renews for an additional twelve (12) month period at the end of the Initial Term and each anniversary thereafter provided that at least ninety (90) days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Erb of its intention not to renew the employment period.

The agreement entitles Mr. Erb to, among other benefits, the following compensation:

•                 an annual base salary of at least $400,000, reviewed at least annually;

•                 a stock option for 534,000 shares of common stock and a grant of 356,000 restricted stock units, in each case, to be granted in accordance with the terms and conditions of the Company’s Second Amended and Restated 2011 Equity Incentive Plan;

•                 an opportunity to receive additional annual equity awards as determined by the Compensation Committee based on Mr. Erb’s performance and commensurate with grants made to chief executive officers in the Company’s compensation peer group;

•                 an opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to 50% of Mr. Erb’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;

•                 participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

•                 prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and

•                 22 days paid time off, to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Erb received an option to purchase 534,000 shares of the Company’s common stock at an exercise price of $0.91 per share and an award of 356,000 restricted stock units, both of which were issued on March 16, 2016.

The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determines that Mr. Erb engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if the Company is required to seek reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Erb.

Upon termination of Mr. Erb’s employment, Mr. Erb may be entitled to certain payments and benefits, depending on the reason for his termination.  In the event Mr. Erb resigns his employment without good reason, the Company terminates Mr. Erb’s employment for cause, or Mr. Erb’s employment terminates as a result of his death or disability, Mr. Erb is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below).  In the event Mr. Erb resigns with good reason or the Company terminates Mr. Erb’s employment for reason other than cause, Mr. Erb is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Erb signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Erb’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Erb for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Erb for cause or Mr. Erb’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Erb’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Employment Agreement — Mr. Rosa

On February 6, 2013, we entered into an executive employment agreement with Mr. Rosa regarding his employment as our Chief Executive Officer and President.  The terms and conditions of the agreement amend and restate the terms and conditions of Mr. Rosa’s prior employment agreement in their entireties.

The agreement has an initial term (the “Initial Term”) of 12 months beginning on February 6, 2013, and automatically renews for an additional 12-month period at the end of the Initial Term and each 12-month anniversary thereafter, provided that the Company does not notify Mr. Rosa that the term will not be so extended at least 90 days prior to the expiration of the Initial Term or any renewal term thereafter.

The agreement entitles Mr. Rosa to the following compensation, among other benefits:

•                 an annual base salary of at least $332,072, to be reviewed at least annually;

•                 eligibility for an annual performance bonus based upon the achievement of certain performance goals to be established by the Board;

•                 participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

•                 prompt reimbursement for all reasonable expenses incurred by Mr. Rosa in accordance with the plans, practices, policies and programs of the Company; and

•                 four weeks paid time off (PTO), to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

As additional compensation for his services, pursuant to the agreement, the Board granted Mr. Rosa an option to purchase 347,000 shares of the Company’s common stock at an exercise price of $6.46 per share, which was issued May 6, 2013 following the Company’s delisting from the ASX.  The agreement also includes a “claw-back” provision requiring reimbursement of any bonus or incentive compensation paid to Mr. Rosa if and to the extent the Board, or an appropriate committee thereof, determines that any fraud, negligence or intentional misconduct by Mr. Rosa was a significant contributing factor to the Company having to restate all or a portion of its financial statements.

Upon termination of Mr. Rosa’s employment, Mr. Rosa may be entitled to certain payments and benefits, depending on the reason for his termination.  In the event Mr. Rosa resigns his employment without good reason, the Company terminates Mr. Rosa’s employment for cause, or Mr. Rosa’s employment terminates as a result of his death or disability, Mr. Rosa is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below).  In the event Mr. Rosa resigns with good reason or the Company terminates Mr. Rosa’s employment for reason other than cause, Mr. Rosa is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Rosa signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Rosa’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Rosa for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Rosa for cause or Mr. Rosa’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Rosa’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Separation and Release Agreement — Mr. Rosa

On November 30, 2015, we entered into a separation and release agreement with Mr. Rosa, which sets forth terms related to Mr. Rosa’s departure from the Company. Under the agreement, we agreed (1) to pay Mr. Rosa a lump sum equal to $357,075, which is Mr. Rosa’s annual base salary, (2) to pay Mr. Rosa a lump sum payment of $142,830, which is his assumed full-year target bonus for 2015, (3) to extend the vesting and exercise periods of all outstanding equity awards held by Mr. Rosa so that such equity awards (a) will continue to vest as if Mr. Rosa was employed by the Company for a period of 12 months following the date of his departure and (b) will remain exercisable until the final termination date of such equity awards under the applicable award agreement, (4) to use commercially reasonable efforts to cause Mr. Rosa to be included as a beneficiary under any insurance policy pursuant to which Mr. Rosa was covered as an officer prior to his separation from the Company, (5) to pay 100% of the cost of premiums for continued health insurance coverage under federal COBRA law during the twelve-month period following Mr. Rosa’s separation from the Company, provided Mr. Rosa timely elects such coverage and (6) to reimburse Mr. Rosa for reasonable expenses incurred in connection with services performed under such agreement. The benefits provided under such agreement are substantially consistent with the benefits that Mr. Rosa would have been entitled to receive under his employment agreement had he been terminated without cause.

Termination and Release Agreement — Dr. Peters

On January 1, 2015, we entered into a termination and release agreement with WSP Trading Limited (“WSP”) and William S. Peters, our former Chief Technical Officer & Medical Director, which sets forth terms related to Dr. Peters’ separation from the Company and termination of our agreement with WSP.  Under the termination and release agreement, WSP and Dr. Peters agreed to a full release of claims and other terms.  In consideration of such release and other terms, the Company entered into a two-year consulting agreement with WSP and Dr. Peters, commencing January 1, 2015, pursuant to which WSP and Dr. Peters are providing consulting services to the Company in exchange for payment of $18,000 per month for the first 12 months, and $400 per hour of work performed thereafter, as well as continued vesting of Dr. Peters’ outstanding equity awards during the term of the consulting agreement.  In addition, the Company agreed to pay Dr. Peters $24,157.44 as a bonus for 2014, and to reimburse Dr. Peters for reasonable expenses incurred in connection with services performed under both the consulting agreement and the termination and release agreement.  The Company’s payment of all severance and consulting compensation is contingent on WSP’s and Dr. Peters’ continued compliance with the non-disparagement, confidentiality, non-compete and non-solicitation clauses in the agreements, as well as all other terms.

Separation and Release Agreement — Ms. Oleson

On June 19, 2015, we entered into a separation and release agreement with Ms. Oleson, which sets forth terms related to Ms. Oleson’s separation from the Company. Ms. Oleson agreed to a full release of claims and other terms.  In exchange, the Company agreed, among other things, to pay Ms. Oleson a one-time, lump sum amount of $350,000, as well as $5,936.40 for Ms. Oleson’s COBRA continuation coverage.

Separation and Release Agreement — Ms. Kridner

On January 6, 2016, we entered into a separation and release agreement with Ms. Kridner, which sets forth terms related to Ms. Kridner’s separation from the Company. Ms. Kridner agreed to a full release of claims and other terms.  In exchange, the Company agreed, among other things, to pay Ms. Kridner severance in the amount of $74,144.31, her earned bonus for fiscal 2015 of $48,193.80 and $4,735.32 for Ms. Kridner’s COBRA continuation coverage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of March 30, 2016 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock.  As of March 30, 2016, there were 18,368,849 shares of our common stock outstanding.  Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire (1)	Total	Aggregate Percent of Class (2)
Paul R. Buckman	23,103	21,384	44,487	*
John L. Erb	8,719	116,200	124,919	*
David A. Rosa(3)	—	661,174	661,174	3.6%
Jon W. Salveson	8,719	27,023	35,742	*
Gregory D. Waller	12,266	21,497	33,763	*
Warren S. Watson	8,719	27,023	35,742	*
Claudia Drayton	7,142	49,466	56,608	*
Debra Kridner(4)	29,500	94,017	123,517	*
Kimberly Oleson(5)	2,710	—	2,710	*
All directors and executive officers as a group (8 persons)	83,806	301,070	384,876	2.1%
Talu Ventures Pty Ltd, et al.(6) Level 8, 379 Queen Street Brisbane QLD 4000 Australia	1,625,712	—	1,625,712	8.9%
GBS Venture Partners Pty Ltd, et al.(7) 5/71 Collins Street Melbourne VIC 3000 Australia	1,194,761	—	1,194,761	6.5%

*         Less than one percent.

(1)      Amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the vesting/settlement of outstanding RSUs and (iii) the exercise of outstanding warrants to purchase common stock, in each case within 60 days of March 30, 2016.

(2)      Based on 18,368,849 shares outstanding as of March 30, 2016.

(3)      Mr. Rosa’s employment with us terminated on November 30, 2015.  The terms of his Separation and Release Agreement, dated November 30, 2015, allow for continued vesting of all outstanding stock options in accordance with the original award agreements for a period of one year from the termination date, and all vested options shall remain exercisable until the termination date of such original award agreements.

(4)      Ms. Kridner’s employment with the Company terminated on January 6, 2016. Her unvested options were immediately canceled and forfeited upon termination. Her vested options under the 2011 Equity Incentive Plan remain exercisable for three months following termination.

(5)      Ms. Oleson’s employment with us terminated on June 19, 2015. Her unvested options and RSUs were immediately canceled and forfeited upon termination. Her vested options under the 2011 Equity Incentive Plan and New-Hire Plan remained exercisable for three months following termination. As such, all of her options and RSUs had terminated or expired prior to March 30, 2016.

(6)      Based on Schedule 13G/A filed with the SEC on February 11, 2016 by Talu Ventures Pty Ltd (“Talu”), CM Capital Venture Trust 4A (“CM 4A”) and CM Capital Venture Trust 4B (“CM 4B”).  Talu (investment manager of CM 4A and CM 4B) reports shared power to vote and dispose 1,625,712 shares, and each of CM 4A and CM 4B reports shared power to vote and dispose 812,856 shares.

(7)      Based on Schedule 13G/A filed with the SEC on March 6, 2015 by GBS Venture Partners Pty Ltd (“GBS”), GBS BioVentures II Trust (“BVII”) and GBS BioVentures III Trust (“BVIII”).  GBS (trustee and investment manager of BVII and BVIII) reports shared power to vote and dispose 1,194,761 shares, BVII reports shared power to vote and dispose 379,596 shares, and BVIII reports shared power to vote and dispose 815,165 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

For fiscal 2015 through the 2015 annual meeting, the Compensation Committee consisted of Messrs. Brooke, Buckman and Erb. The Board determined not to fill the vacancy on the Compensation Committee following the expiration of Dr. Brooke’s term as a Class II director at the 2015 annual meeting.  As a result, from and after the 2015 annual meeting on May 21, 2015, the Committee had two, as opposed to three, members.  In connection with the appointment of Mr. Erb as our Chief Executive Officer and President in November 2015, Mr. Waller replaced Mr. Erb on the Compensation Committee.  All members of the Committee during 2015 were independent directors and, other than Mr. Erb, who is no longer on the Committee, none of them is or has been an employee or officer of ours. During 2015, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Committee or the Board.

Related Party Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest.  Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds $120,000; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.  We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us.  The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders. The Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Dr. Peters, our former Chief Technical Officer and Medical Director, is a director of WSP and owns all of the equity of WSP. Prior to Dr. Peters’ separation from the Company, we were party to an agreement with WSP pursuant to which WSP performed technical and medical advisory services for the Company.  The agreement required that Dr. Peters serve as our Chief Technical Officer and Medical Officer.  We made payments to WSP rather than to Dr. Peters directly for Dr. Peters’ services under the agreement.  We are party to a termination and release agreement with Dr. Peters and WSP, which sets forth the terms relating to Dr. Peters’ separation from the Company and termination of the agreement with WSP, effective January 1, 2015.  See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change in Control—Change in Control Agreements” for a description of the separation consideration paid to Dr. Peters and WSP.

See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change in Control—Change in Control Agreements” for a description of the separation and release agreements we entered into with three of our named executive officers, Mr. Rosa, Ms. Oleson and Ms. Kridner.

We also entered into a separation and release agreement on January 6, 2016 with Brian J. Brown our former Senior Vice President, Technology and Operations, which sets forth terms related to Mr. Brown’s separation from the Company. Mr. Brown agreed to a full release of claims and other terms.  In exchange, the Company agreed, among other things, to pay Mr. Brown severance in the amount of $35,271.64, his earned bonus for fiscal 2015 of $45,853.13 and $3,407.58 for Mr. Brown’s COBRA continuation coverage.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements.  The consolidated financial statements of the Company for the year ended December 31, 2015 were audited by Ernst & Young, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

•                  reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

•                  discussed with the independent registered public accounting firm the matters required to be communicated under Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees”;

•                  assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and

•                  received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes.  Ernst & Young is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and so we are exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.  As a result, Ernst & Young does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions and a review of the report of Ernst & Young with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee of the Board of Directors of Sunshine Heart, Inc.

Gregory D. Waller, Chairman

Paul R. Buckman

Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm.  In accordance with this policy, the Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year.  The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services.  Any pre-approvals granted pursuant to delegated authority must be reported to the Committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm.  The Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Ernst & Young Fees

Ernst & Young served as our independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2014.  The following table sets forth the fees we incurred for audit and other services provided by Ernst & Young in 2015 and 2014. All of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2015 ($)	2014 ($)
Audit Fees(1)	253,330	268,205
Audit-Related Fees	-	-
Tax Fees(2)	51,708	55,878
All Other Fees	-	-
Total	305,038	324,083

(1)         Audit fees in 2015 and 2014 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our annual report on Form 10-K, the review of interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.

(2)         Tax fees in 2015 and 2014 consisted of fees for tax compliance, tax advice and tax planning services.  Such fees primarily related to federal and state tax compliance and planning.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In March 2016, the Committee selected Ernst & Young to be our independent registered public accounting firm for 2016. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Ernst & Young’s services provided to us in 2015.

As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your ratification of the selection of Ernst & Young is not necessary. However, the Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Ernst & Young, the Committee may in its sole discretion terminate the engagement of Ernst & Young and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Ernst & Young will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2016.

ADDITIONAL MATTERS

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2015 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,806,753	(1)	$6.54	(2)	1,823,155	(3)
Equity compensation plans not approved by security holders	495,503	(4)	$5.25		254,497	(5)
Total	2,302,256		$6.17		2,077,652

(1)         Consists of shares of our common stock that may be issued pursuant to outstanding stock options, stock warrants and RSUs under the 2002 Stock Plan, the 2011 Equity Incentive Plan and the 2013 Directors’ Plan.

(2)         Excludes RSUs because they convert into shares of our common stock on a one-for-one basis upon vesting at no additional cost.

(3)         Consists of 1,392,793 shares of our common stock remaining available for future issuance under the 2011 Equity Incentive Plan and 430,362 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan.  No additional awards may be issued under the 2002 Stock Plan.

Each of the 2011 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding.  Specifically, pursuant to the 2011 Equity Incentive Plan, for a period of five years commencing on January 1, 2013 and ending on (and including) January 1, 2017, the aggregate number of shares of common stock that may be issued pursuant to stock awards will automatically adjust on each January 1 so that it will equal (i) 13% of the fully diluted shares as of the immediately preceding December 31, reduced by (ii) the number of shares of common stock issuable upon exercise of outstanding options under the 2002 Stock Plan.  Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, to an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

(4)         Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New-Hire Plan.  The Board approved the New-Hire Plan in July 2013.  The New-Hire Plan provides for the grant of the following awards: options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards.  Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment.  All awards must constitute inducements material to such individuals’ entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors.  Promptly following the grant of an award under the New-Hire Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

(5)         Consists of 254,497 shares remaining available for future issuance under the New-Hire Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on our review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report during 2015.

Availability of 2015 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2015 annual report to stockholders who receive this proxy statement. Our 2015 annual report to stockholders includes our annual report on Form 10-K for 2015 (including certain exhibits). We will also provide copies of our 2015 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2015 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2015) are available to stockholders at no charge upon written request to: Secretary, Sunshine Heart, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.sunshineheart.com, under the “Investors — Financial Information” tab.

Requirements for Submission of Stockholder Proposals and Nominations for 2017 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, Sunshine Heart, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 15, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2017 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2016 annual meeting. Therefore, such notice must be received between January 26, 2017 and the close of business on February 25, 2017 to be considered timely. However, if our 2017 annual meeting occurs more than 30 days before or more than 30 days after May 26, 2017, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2017 annual meeting, and (ii) not earlier than the 120th day prior to the 2017 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

Our Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 26, 2016

The 2016 proxy statement and 2015 annual report are available at http://www.astproxyportal.com/ast/17459.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Claudia Drayton
Secretary
April 13, 2016

aNNUal mEETiNG Of sTOcKhOldERs Of sUNshiNE hEaRT, iNc. may 26, 2016 3:30 p.m. U.s. central daylight Time GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTicE Of iNTERNET availaBiliTY Of pROXY maTERial: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17459 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000001000 9 052616 2. Ratification of the selection of Ernst & Young LLP as the independent changes to the registered name(s) on the account may not be submitted via Note: please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. if the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. if signer is a partnership, please sign in partnership name by authorized person. ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of diREcTORs aNd "fOR" pROpOsal 2. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x 1. Election of the Class III directors identified in the accompanying proxy statement, each for a three-year term. NOmiNEEs: FOR ALL NOMINEESO John L. Erb O Gregory D. Waller WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN registered public accounting firm of Sunshine Heart, Inc. for the fiscal year ending December 31, 2016. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

aNNUal mEETiNG Of sTOcKhOldERs Of sUNshiNE hEaRT, iNc. may 26, 2016 3:30 p.m. U.s. central daylight Time iNTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 12:00 a.m. U.S. Central Daylight Time on May 26, 2016. mail - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN pERsON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20230000000000001000 9 052616 O John L. Erb FOR ALL NOMINEES changes to the registered name(s) on the account may not be submitted via Note: please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. if the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. if signer is a partnership, please sign in partnership name by authorized person. ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of diREcTORs aNd "fOR" pROpOsal 2. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x 1. Election of the Class III directors identified in the accompanying proxy statement, each for a three-year term. NOmiNEEs: O Gregory D. Waller WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Sunshine Heart, Inc. for the fiscal year ending December 31, 2016. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTicE Of iNTERNET availaBiliTY Of pROXY maTERial: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17459 cOmpaNY NUmBER accOUNT NUmBER pROXY vOTiNG iNsTRUcTiONs

- 0 SUNSHINE HEART, INC. 12988 valley view Road Eden prairie, mN 55344 This pROXY is sOliciTEd ON BEhalf Of ThE BOaRd Of diREcTORs The undersigned hereby appoints John L. Erb and Claudia Drayton as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Sunshine Heart, Inc. held of record by the undersigned on March 30, 2016, at the Annual Meeting of Stockholders to be held at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on Thursday, May 26, 2016 at 3:30 p.m. U.S. Central Daylight Time, or any adjournment or postponement thereof. (continued and to be signed on the reverse side) 14475 1.1